Exhibit 3.1

SONIC FOUNDRY, INC.

ARTICLES OF AMENDMENT

SONIC FOUNDRY, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

i.	The Articles of Amendment and Restatement of the Corporation, as amended (the “Charter”), are hereby amended by striking out ARTICLE FOURTH, Paragraph A, and inserting in lieu thereof the following:

A.:  AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation has authority to issue is Twenty Six Million Five Hundred Thousand (26,500,000) shares, consisting of:

1.	25,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”);
2.	1,500,000 shares preference stock, par value $.01 per share,

for an aggregate par value of One Hundred Sixty Five Thousand Dollars ($265,000).

s.

These Articles of Amendment were duly advised, authorized and approved by the Board of Directors of the Corporation by the execution of a Unanimous Consent of the Board of Directors dated as of February 2, 2022, in the manner and by the vote required by the laws of the State of Maryland and by the Charter of the Corporation.

i.	The foregoing amendment is expressly authorized by Section 2-105(a)(13) of the General Corporation Law of the State of Maryland to be made without action by the stockholders

f.

(a)     Prior to these Articles of Amendment, the total number of shares of all classes of stock which the Corporation was authorized to issue was Sixteen Million, Five Hundred Thousand (16,500,000) shares consisting of: 15,000,000 shares of Common Stock, par value $.01 per share, and 1,500,000 shares preference stock, par value $.01 per share, for an aggregate par value of One Hundred Fifteen Thousand Dollars ($165,000).

(b)      Upon the effectiveness of these Articles of Amendment, the total number of shares of all classes of stock which the Corporation is authorized to issue will be Twenty Six Million Five Hundred Thousand (26,500,000) shares, consisting of: 25,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 1,500,000 shares preference stock, par value $.01 per share, for an aggregate par value of One Hundred Sixty Five Thousand Dollars ($165,000).

(c)        The information required by Section 2-607(b)(2)(i), Corporations and Associations, Annotated Code of Maryland regarding a description of each class of stock was not changed by the amendment of the Charter set forth in Article FIRST hereof.

IN WITNESS WHEREOF, SONIC FOUNDRY, INC. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chairman and witnessed by its Secretary on this 18th day of February, 2022, and they acknowledge the same to be the act of said Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects, and that this statement is made under the penalties of perjury.

ATTEST: /s/Kenneth Minor Kenneth Minor Secretary	SONIC FOUNDRY, INC. /s/Joe Mozden, Jr. Joe Mozden, Jr. Chief Executive Officer